Exhibit B-172

                                  MYRcom, Inc.

                           Written Consent in Lieu of
                     Organizational Meeting of Incorporators


       The undersigned, being the sole incorporator of MYRcom, Inc., a Delaware corporation (the "Corporation"), hereby takes the following actions by written consent, in Lieu of an organizational meeting of the incorporators, pursuant to
Section 108(c) of the Delaware Business Corporation Law, and waives any notice whatsoever required to be given in connection there~4th:

             1. Approval of Certificate of incorporation. The filing of the Certificate of Incorporation of the Corporation in the office of the Secretary of State of the State of Delaware on April 21, 1999 is ratified and approved.

             2. Adoption of By-laws. The form of By-laws attached hereto as Exhibit A is adopted as the By-laws of the Corporation.


             3. Election of Directors. There shall initially be three (3) directors of the Corporation. The following persons are hereby elected as the directors of the Corporation, to serve until the first annual meeting of the stockholders of the Corporation or until their successors shall have been duly elected and qualified in accordance with the By-laws of the Corporation.

                                     William A Koertner
                                     Michael L. Ornidahl
                                     Betty R. Johnson


Dated as of April 20, 1999



                                           ----------------------
                                           Byron D. Nelson /
                                           Sole Incorporator